UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Packaging Corporation of America

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PACKAGING CORPORATION OF AMERICA

March 30, 2010

Dear PCA Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders to be held at our corporate office, located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 11, 2010 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2009 Annual Report to Stockholders.

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card regarding each of these voting options.

Sincerely,

Paul T. Stecko
Chairman and
Chief Executive Officer

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2010 ANNUAL MEETING OF STOCKHOLDERS
May 11, 2010

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 11, 2010, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the seven nominees for director named in the proxy statement for a one-year term to expire at the 2011 Annual Meeting of Stockholders;

•	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors;

•	approve the PCA Performance Incentive Plan, which is a performance-based, annual cash incentive award plan; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 15, 2010 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer
Vice President, General Counsel and
Corporate Secretary

March 30, 2010

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2010 Annual Meeting of Stockholders to be held on May 11, 2010, at 8:30 a.m., central time, at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 30, 2010 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2011 Annual Meeting of Stockholders;

•	ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	approving the PCA Performance Incentive Plan, which is a performance-based, annual cash incentive award plan.

What are the voting recommendations of the Board of Directors?

The board of directors recommends that you vote your shares:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	FOR the approval of the PCA Performance Incentive Plan.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 15, 2010, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of March 15, 2010, we had 103,067,636 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner. We expect that nominees will not have discretionary authority for the election of directors but will have discretionary authority for the ratification of the independent registered public accounting firm and the approval of the PCA Performance Incentive Plan which is a performance-based, annual cash incentive award plan.

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, for the ratification of the appointment of Ernst & Young LLP and for the approval of the PCA Performance Incentive Plan. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Common Stock Fund under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees or the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

In July 2009, we delegated to Consulting Fiduciaries, Inc. (“CFI”) the responsiblility for monitoring the continued investment of PCA common stock held in the plans. CFI is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by CFI, in its discretion.

You may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 6, 2010.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

Election of Directors.  A plurality of the voting power present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director. Accordingly, the seven nominees receiving the most votes will be elected to the board. Only shares that are voted in favor of a particular nominee will be counted towards that nominee’s achievement of a plurality. Shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and “broker non-votes” will not be counted towards such nominee’s achievement of a plurality.

Ratification of Ernst & Young LLP and Approval of PCA Performance Incentive Plan.  The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ended December 31, 2010 and the approval of the PCA Performance Incentive Plan. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker “non-votes,” if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 11, 2010

This proxy statement and our 2009 Annual Report to Stockholders are available at
www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has seven members, all of whom are elected annually. The seven nominees named below are proposed to be elected at this annual meeting to serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you indicate that your vote should be withheld. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko is 65 years old and has served as Chief Executive Officer of PCA since January 1999 and as Chairman of the Board since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited, State Farm Mutual Insurance Company and American Forest & Paper Association. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in our industry and general business experience, including more than ten successful years as our chairman and chief executive officer.

Cheryl K. Beebe is 54 years old and has served as a director of PCA since May 2008. Ms. Beebe has been the Vice President and Chief Financial Officer of Corn Products International, Inc., a manufacturer and seller of a number of ingredients to food and industrial customers, since February 2004 and has been employed by Corn Products International since 1997. Ms. Beebe previously served as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Henry F. Frigon is 75 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President — Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years. Mr. Frigon has served on the boards of Tuesday Morning, Inc. and H&R Block, Inc. during the past five years. Mr. Frigon was chosen to serve on our board primarily for his long-standing executive and financial experience through serving as a chief executive officer and in senior financial and business development roles.

Hasan Jameel is 55 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by

International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Samuel M. Mencoff is 53 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Forest Products Holdings, LLC (d/b/a Boise Cascade) and Smurfit Kappa Group Limited. Mr. Mencoff has served on the board of Buckeye Technologies, Inc. and Great Lakes Dredge & Dock Corporation during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 63 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation, Pactiv Corporation and Extra Space Storage Inc. Mr. Porter was chosen to serve on our board primarily for his perpective and insight gained through his significant business, governmental and public policy experience.

James D. Woodrum is 47 years old and has served as a director of PCA since May 2009. Mr. Woodrum is the Associate Dean of the Executive & Evening MBA program at the Wisconsin School of Business at the University of Wisconsin — Madison since 2009 and has been a faculty member and consultant since 2007. Prior to joining the university, from 2003 to 2006, Mr. Woodrum served as a principal and senior consultant with Hewitt Associates, a human resources consulting and outsourcing firm, primarily advising the boards of large organizations on compensation and other governance matters. From 2000 to 2003, he was a leader in the Corporate Development group at Hewitt Associates, focused on acquisitions and strategic alliances. From 1984 to 2000, he held a variety of other positions at Hewitt Associates with increasing responsibilities. Mr. Woodrum was chosen primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

On behalf of the board, the nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee and the board value diversity as a factor in selecting candidates and believes that the diversity that exists in the board composition is a benefit to PCA. The committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

The board of directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Paul T. Stecko, our chairman and chief executive officer, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 17, 2010 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationship in making its determination.

We purchase raw materials in the ordinary course of business from Corn Products International, Inc., which employs Ms. Beebe as Vice President and Chief Financial Officer. The amount of 2009 purchases was less than 0.5% of the 2009 sales of each of Corn Products International and PCA. Ms. Beebe is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Ms. Beebe and PCA, and determined her to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute six of the seven nominees for election to the board, are independent: Cheryl K. Beebe, Henry F. Frigon, Hasan Jameel, Samuel M. Mencoff, Roger B. Porter and James D. Woodrum.

Our former director, Rayford K. Williamson, who retired from the board on May 27, 2009, was previously determined to be independent and eligible to serve on each of the committees on which he served.

2009 Board of Directors Meetings

The board met four times during 2009. Each member of the board attended at least 75% of the aggregate of the total number of meetings of the board and the committees on which he or she was a member with most of the directors attending 100% of the meetings.

All of our directors and nominees attended the 2009 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2010 Annual Meeting of Stockholders.

Leadership Structure

Mr. Stecko has served as our chairman and chief executive officer since our inception in 1999. During Mr. Stecko’s tenure, the roles of chair and chief executive officer have been combined because of his significant experience serving on, and leading corporate boards (ours and others), as well as the efficiency and effectiveness of board conduct and proceedings gained from his familiarity with our operations, enabling the board to focus on the most relevant decisions, issues and risks involving the company.

The independent members of the board have elected Mr. Mencoff as the “presiding director.” The presiding director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the presiding director has the responsibility to: coordinate with the chairman and chief executive officer of the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liason between the management directors and independent directors when circumstances dictate; and perform such other functions as the independent directors may designate from time to time. The independent directors regularly meet in executive sessions, and did so three times during 2009.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, general counsel and chief executive officer, periodically presents and discusses with the board an overall risk assessment focusing on the key risks to PCA. The most recent presentation and discussion was at the February 17, 2010 board meeting. Key topics included the assessment of our environmental, health and safety management and compliance programs, our legal compliance programs and objectives, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff and Mr. Woodrum serve on the nominating and governance committee. The committee met two times during 2009.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominee candidates for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments; and

•	review of our corporate governance attributes.

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Mencoff (Chair), Mr. Porter and Mr. Woodrum serve on the compensation committee. Each member of the compensation committee must be a “non-employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All compensation committee members were determined to satisfy these standards. Mr. Williamson, who served on the committee through May 27, 2009, was previously determined to have satisfied these standards. The committee met seven times during 2009.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•	review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other named executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other named executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee is determined by its chairman with the assistance of our chief executive officer, our corporate secretary and our vice president of human resources. The chief executive officer, the vice president of human resources and the corporate secretary regularly attend committee meetings. At meetings in which compensation decisions are made for the chief executive officer and the other named executive officers, the committee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors, the chief executive officer and the human resources department support the committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation.  The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Audit Committee

Ms. Beebe (Chair), Mr. Frigon, Dr. Jameel and Mr. Porter serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe and Mr. Frigon is an “audit committee financial expert” within the meaning of SEC rules. The committee met nine times during 2009.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Interested Party, Including Stockholder, Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our general counsel. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2010, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were formed in 1999. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Ernst & Young LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2010

Fees to the Independent Registered Public Accounting Firm

Audit Fees.  Fees for audit services totaled approximately $1,396,000 in 2009 and $1,254,000 in 2008, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

Audit-Related Fees.  Fees for audit-related services totaled approximately $102,000 in 2009 and $228,000 in 2008. Audit-related services principally include benefit plan audits, services in connection with a registered securities offering for a 2008 debt refinancing and accounting consultations services reasonably related to the audit.

Tax Fees.  Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2009 or 2008.

All Other Fees.  We did not pay any other fees to Ernst & Young LLP in 2009 or 2008.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the fiscal year ended December 31, 2009, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with Ernst & Young LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosure and letter from Ernst & Young LLP regarding the matters required by Rule 3526 of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 17, 2010 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair
Henry F. Frigon
Hasan Jameel
Roger B. Porter

APPROVAL OF THE PCA PERFORMANCE INCENTIVE PLAN

ITEM NO. 3 ON PROXY CARD

On the recommendation of the compensation committee of the board and subject to the approval of the stockholders, the board has approved the PCA Performance Incentive Plan, a performance-based, annual cash incentive award plan, which would become effective as of the date of stockholder approval of the plan and would be available for annual cash incentive awards beginning with the 2011 performance period.

Stockholders are being asked to approve the plan to ensure that incentive awards paid under the plan will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code and be fully deductible to PCA for federal income tax purposes. Section 162(m) and related guidance generally do not allow a publicly traded company to take a tax deduction for compensation in excess of $1 million paid to named executive officers (that is, the officers listed in the Summary Compensation Table of our annual proxy statement). This restriction is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to the named executive officers must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholder approval of the plan will constitute approval of the plan’s “material terms of the performance goals” applicable to our named executive officers within the meaning of the regulations under Section 162(m). If the plan is approved by stockholders, it will be effective for performance periods beginning in 2011 and will remain in effect thereafter until terminated by the compensation committee, provided that the material terms of the performance goals must be reapproved by stockholders every five years in order to retain qualification under Section 162(m). If stockholders do not approve the plan, the plan will not take effect, and annual cash incentives paid to our named executive officers may be subject to the deductibility limitations imposed by Section 162(m) as described above.

Description of the Plan

The following summary of the plan is qualified in its entiretly by reference to the entire text of the plan, which is included as Appendix A to this proxy statement.

Administration.  The plan is administered by the compensation committee of the board, and if the committee is not comprised only of “outside directors” as defined in Section 162(m), then by a subset of the committee comprised of at least two “outside directors.” The committee will make all determinations necessary for the proper administration of the plan.

Eligibility.  The plan permits the payment of incentive awards to employees who are selected by the committee. It is expected that our named executive officers will participate in the plan.

Awards.  The plan provides that on or before the 90th day of each calendar year, the compensation committee will determine the participants and establish performance goals against which performance will be measured for purposes of establishing an incentive award pool available to be awarded to the participants. The committee will also establish the level of participation of each participant in the award pool.

Promptly after the end of each year, when financial and other information is available, the committee will measure and certify the degree of performance against the pre-established performance goals, and based on such performance, determine the incentive award pool and each participant’s base incentive award. The committee will have the discretion to reduce, but not increase, the actual award for each participant from such participant’s base incentive award. In exercising such discretion, the committee will consider factors that it determines relevant, such as individual performance and goals and/or other corporate, division, subsidiary or group performance criteria or goals.

Performance Goals.  The performance goals may be based on one or more of the following business criteria: earnings per share; total shareholder return; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization and/or margins (expressed as net income or one or more of the foregoing earnings measures expressed as a percentage of sales).

The performance goals may be expressed in terms of attaining a specified level of the particular measure or the attainment of a percentage increase or decrease in the particular measure, and may be applied to PCA and/or any of its affiliates or a department, division or strategic business unit, and may be applied relative to a market index, a group of other companies or a combination thereof, all as determined by the compensation committee. If determined by the compensation committee, the performance goals may be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and/or a maximum level of performance above which no additional payment will be made. Each of the performance goals will be determined, where applicable, in accordance with generally accepted accounting principles.

The compensation committee will have the authority to make equitable adjustments to the performance measures in recognition of: (1) unusual or non-recurring events affecting PCA and/or any of its affiliates or the financial statements of PCA and/or any of its affiliates, (2) changes in applicable laws or regulations (including tax laws, accounting principles or other laws or provisions affecting reported results), (3) items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, (4) asset write-downs, (5) litigation or claim judgments or settlements, (6) accruals for reorganization and restructuring programs, and/or (7) acquisitions or divestitures. If the adjustments affect the determination of performance against a performance goal for a named executive officer, the adjustments must be prescribed in a form that meets the requirements of Section 162(m).

Maximums.  In any year, the maximum incentive award pool under the plan for all participants is $10,000,000 and the maximum individual base award under the plan is $3,500,000.

Payment of Awards.  Subject to the ability of participants to defer awards under other PCA deferred compensation plans, awards will be paid in cash to participants prior to 15th day of the third month following the calendar year for which the award was earned. The committee may prorate awards payable to participants who retire, die, become disabled or whose position is removed from the plan during a year. If a participant retires or has his or her position removed during a performance period, then the award can be determined only to the extent that the performance goals for the year are actually met, and, in such case, awards will be payable after the end of the performance period. We cannot determine the levels of awards for future years because they will depend on the attainment of specified performance goals.

Amendment or Termination.  The compensation committee may suspend, amend or terminate the plan at any time, except that it may not terminate our obligation to pay actual awards approved under the plan without the consent of the participant.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the PCA Performance Incentive Plan

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation philosophy, policies, plans and programs are under the direction of the compensation committee of our board of directors (referred to in this section as the “committee”). The committee is responsible for determining the compensation elements and amounts paid to the executive officers named in the compensation tables following this Compensation Discussion and Analysis (the “named executive officers”), and reviews the components of their compensation.

Our executive compensation program has been designed to achieve the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Elements of Compensation

The total compensation program for the named executive officers includes base salary, annual, performance-based cash incentive compensation under our Executive Incentive Compensation Plan, long-term equity incentive compensation under our Long Term Equity Incentive Plan, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the committee uses both compensation assessments prepared by Hewitt Associates (as described below) and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we generally believe that this is an important part of the committee’s decision making process.

At the direction of the committee, we have retained Hewitt Associates, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. The assessments include the compilation of compensation data from the peer group companies, and the comparision of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Hewitt provides other services to us in the ordinary course of business. Representatives of Hewitt and other consultants have not attended meetings of the compensation committee and, other than providing these compensation assessments, have not participated in any compensation decisions or the design of our executive compensation program.

The peer group was selected based on a variety of criteria relative to PCA, including relevant products/industry as well as range of size/scope (across such measures as total revenues, net income and market capitalization). The companies selected to be part of the peer group for 2009 were Aptar Group Inc.; Bemis Company; Chesapeake Corporation; Corn Products International; Nalco Holding Company; Pactiv Corporation; Potlatch Corporation; Rock-Tenn Company; Smurfit-Stone Container Corporation; Sonoco Products Company; and Temple-Inland Inc. This group remained unchanged from the 2008 peer group.

In 2009, Hewitt completed a compensation assessment using the peer group noted above, using the most recently filed proxy statements to obtain comparative 2008 compensation data. The assessment showed that the base salaries of our named executive officer positions were around the 50th percentile of the peer group. Total cash compensation (which further includes cash incentive awards) was above the 75th percentile for Mr. Stecko, Mr. West and Mr. Kowlzan and between the 50th and 75th percentile for our other named executive officers. Long-term incentive compensation was significantly below the 50th percentile for each of our named executive officers, except for Mr. Hassfurther (in his former position of Senior Vice President — Sales and Marketing, Corrugated Products, in which he served during 2008), whose long term incentive compensation was between the 50th and 75th percentile. Total compensation was at or around the 50th percentile for Mr. Stecko and Mr. Kowlzan, below the 50th percentile for Mr. Sweeney (in his former position of Executive Vice President — Corrugated Products, in which he served during 2008) and between the 50th and 75th percentile for Mr. West and Mr. Hassfurther.

The committee uses these assessments to help ensure that our executive compensation is both reasonable and competitive. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

In light of our 2008 performance, including achieving the second-highest level of earnings in company history despite adverse economic conditions, the committee was generally satisfied as to the level, form and mix of compensation awarded to the named executive officers reflected by the 2009 assessment. The committee did not implement significant changes to the executive compensation program for 2009, other than approving lower grant date values of equity awards as described below under “Equity Incentive Compensation Plan.”

Compensation for Newly Promoted Officers

Effective September 15, 2009, William J. Sweeney retired as PCA’s Executive Vice President — Corrugated Products. PCA’s post-retirement arrangement with Mr. Sweeney is described in more detail below under “Potential Payments on Termination or Change in Control — Arrangement with Mr. Sweeney.”

Mr. Hassfurther, who previously served as PCA’s Senior Vice President — Sales and Marketing, Corrugated Products, was promoted to succeed Mr. Sweeney and Thomas W. H. Walton, who previously served as a Vice President and Area General Manager for PCA in the corrugated products business for 11 years, was promoted to succeed Mr. Hassfurther. The compensation arrangements for Mr. Hassfurther and Mr. Walton were established consistently with the previously established compensation arrangements for their respective positions. The base salary ranges, incentive targets and equity objectives were the same as for the previously serving officers. The new officers’ base salaries were established at the lower end of the base salary ranges than the previously serving officers primarily because they were new to the positions, succeeding officers who had served in those positions for ten or more years.

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each named executive officer position has a base salary range associated with it, and each named executive officer’s base salary is determined within that range, based on factors such as length of service with PCA, responsibilities, years of experience and other factors. Base salary ranges are reviewed against the peer group data and assessments described above. A named executive officer’s base salary is typically set between 80% and 125% of the mid-point of the range. The salary range for each position was unchanged during 2009.

Base salary levels for named executive officers are reviewed annually as part of our performance review process. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance. Although determining each officer’s performance to be more than satisfactory, as a result of the economic downturn and considerable uncertainty in general economic conditions at the beginning of 2009, the committee did not increase base salaries for the named executive officers from 2008 levels. During November 2009, the committee approved a one-time, lump sum salary payment, in lieu of merit increase, for each officer equal to 3% of such officer’s base salary. These actions were consistent with the company’s actions on base salaries for all of our salaried employees, and reflected the company’s stronger-than-anticipated financial performance during the year.

Executive Incentive Compensation Plan

Each of our named executive officers is eligible to receive annual cash incentive awards under our performance-based Executive Incentive Compensation Plan. The purpose of the plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The plan sets forth the guidelines for administration and payment of performance-based cash incentive compensation. In accordance with the plan, at the beginning of each calendar year, the committee sets target awards for each named executive officer. Individual target awards are calculated as a percentage of the mid-point of the salary range for each position. The 2009 target awards, as a percentage of the mid-point of the base salary range for each named executive officer, were as follows: 100% for Mr. Stecko; 85% each for Mr. West, Mr. Sweeney, Mr. Hassfurther and Mr. Kowlzan and 75% for Mr. Walton. The committee believes that these targets are competitive for the respective positions, and left these target percentages unchanged from 2008.

To evaluate performance and determine award amounts, as required under the plan, the committee assesses (1) the level of our earnings; (2) our actual performance compared to the annual operating plan; (3) our performance compared to industry competitors; (4) industry economic conditions and other factors relevant to our performance; and (5) specific individual performance. The first three measures were chosen, respectively, to incorporate a level of affordability for incentive plan awards for a given year, measure how we perform against our internal profit plan for the year, and provide an important external measure of our performance. The fourth measure allows the committee to consider any extraneous or uncontrollable factors, either positive or negative, and other factors, which might be relevant to our overall performance. The final measure incorporates individual performance into the plan. Based upon their assessment, the committee determines the final amount to be paid to each named executive officer, which can range from 0% to 200% of the individual’s target award. These measures were unchanged from prior years.

At its February meeting each year, the board reviews and approves our annual operating plan, which is prepared by management. As in 2008 and prior years, the committee established the achievement of the earnings per share target set forth in the approved plan as a performance measure for 2009. Because of the sensitivity of our earnings to changes in published industry containerboard pricing and the difficulty in predicting those containerboard price changes over the next year, the annual operating plan’s earnings per share target is adjusted to take into account the difference between actual industry-wide containerboard price changes reported by industry publications (and the timing of any changes) and plan assumptions. A 2009 annual operating plan target of $0.66 was originally established, and as adjusted for such pricing and timing differences, the 2009 annual operating plan’s earnings per share target was $0.36.

The committee also determines the competitive group and measure(s) for which performance will be compared. The competitive group is intended to include only direct competitors in our industry and, accordingly, is not intended to be the same as our compensation peer group described above under “— Comparative Assessments.” As in prior years, the 2009 competitive group was the containerboard divisions or segments of International Paper Company, Smurfit Stone Container Corporation, and Temple Inland, Inc. In addition, Rock-Tenn Company and Boise, Inc. were added to the competitive group during the year. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public. Also, as in 2008 and prior years, profit margins, which are expressed as various earnings measures as a percentage of sales revenue, served as the 2009 performance measures. The earnings measures considered in calculating margins were earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization in order to compare performance while taking into account differences between the competitors that may affect comparability. The goal was to exceed the margins of the competitive group.

As these are comparative measures, numerical targets are not set at the beginning of the year, and our performance for the year was compared to that of the competitive group after the end of the year, based on actual performance.

Specific weights are not assigned to each measure, but in a given year, some measures may be deemed more important than others depending on specific circumstances and business conditions for that year.

The plan gives the committee discretion to provide special awards to named executive officers in recognition of their accomplishments of longer-term objectives or other significant achievements. Special awards may not exceed 100% of the base salary of the named executive officer receiving a special award.

At the end of each year, our chief executive officer prepares and presents to the committee a recommended individual award for each of the named executive officers, including himself. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee. The committee has the sole authority to determine the awards to named executive officers under the plan, and, in practice, determines the award in executive session without management present. If the analyses or other information provided to the committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the committee may consider that adjustment when making the next year’s award or, at their discretion, may attempt to recover all or a portion of any awards made.

Incentive awards for 2009 to the named executive officers averaged approximately 97% of 2008 awards paid to the officers who served in the sames roles (that is, excluding Mr. Hassfurther and Mr. Walton, who were promoted during the year) and 120% of the 2009 target awards, which are included in the “Grant of Plan Based Awards” table following this Compensation Discussion and Analysis. In determining these awards, the committee primarily considered the following factors:

•	We achieved earnings of $2.60 per share in 2009. This represented the highest level of earnings in company history. However, the committee considered that alternative fuel tax credits contributed $1.67 to the company’s earnings per share, and that these credits would not continue beyond 2009.

•	Excluding the impact of the alternative fuel tax credits and asset disposal charges, the company’s earnings of $0.94 far exceeded both the original annual operating plan target of $0.66 and the target as adjusted for pricing and timing differences of $0.36, due in large part to PCA achieving higher-than-expected volume and lower-than-expected production costs. The committee recognized superior performance of the named executive officers required to achieve these results.

•	Our margins again exceeded the average containerboard segment margins reported by the competitive group described above. However, the degree of outperformance was less than in prior years, driven in part by lower recycled fiber costs, which benefited the competitors to a greater extent than PCA.

The committee determined that our overall earnings and performance against the annual operating plan and competitors warranted incentive awards in excess of target. While the level of earnings demonstrated a high level of affordability for incentive payouts, the committee placed less emphasis on this measure because of the impact of the alternative fuel credits, which did not reflect our ongoing operations. The committee also noted that, although PCA continued to outperform the competitive group’s margins, it did so to a lesser extent than prior years. Collectively, these measures formed the basis for the approved payouts averaging 97% of 2008 awards for officers serving in the same positions and 120% of 2009 targets for the named executive officers.

Superior individual accomplishments were addressed through special awards under the plan. The committee authorized a 2009 special award of $500,000 to Mr. Stecko in recognition of continued strong performance under severe economic conditions. The committee also authorized a 2009 special award of $350,000 to Mr. Kowlzan due to his efforts in leading the implementation of our linerboard mill energy optimization projects, which are expected to generate positive long-term shareholder value.

Long Term Equity Incentive Plan

Named executive officers have the opportunity to participate in our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our awards of restricted stock with four-year cliff vesting as the primary component of equity compensation serve an important employee retention incentive and emphasize long-term performance. We also believe that awarding restricted stock lowers the potential impact of dilution to shareholders, when compared to stock options or other forms of awards, which is another important consideration in our decision to award restricted stock. In each of the last two years (in which restricted stock served as the only form of award), we have awarded less than 0.5% of our outstanding shares as equity awards.

As a matter of practice, the committee considers granting equity awards once per year. Awards are made to the named executive officers on the same date as other plan participants. For the past eight years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance.

The committee establishes the grant date values of the equity awards (which are disclosed in the “Grants of Plan Based Awards” table following this Compensation Discussion and Analysis) by considering prior year awards and the comparative data in the compensation survey described above. While previous compensation assessments, including the 2009 assessment, generally revealed lower-than-competitive-median equity compensation for our officers, the 2009 awards were approximately 15% lower than 2008 for comparable positions in terms of grant date value (excluding the awards made in September 2009 in connection with the officer promotions described below). At the time of the 2009 award, our stock price was $15.50 per share, compared with $21.14 at the time of the 2008 award. The committee was mindful of the fact that significantly more shares than awarded in 2008 would need to be awarded to approximate the 2008 grant date values. The committee determined that a lower stock price was not a justification in and of itself for such an award level and that it would not, in any event, authorize more than 20% more shares to be awarded to our employees than the number awarded in 2008. Accordingly, the committee authorized equity awards to the executive officers that, in the aggregate, were 15% lower in terms of grant date value and 17% higher in terms of number of shares, when compared to 2008.

Mr. Hassfurther and Mr. Walton were each awarded 10,000 additional shares in connection with their respective September 2009 promotions. These levels were determined such that each would receive the aggregate number of shares during the year that would be awarded to his new position of increasing responsibility.

While we have no formal guidelines for ownership of our common stock, restricted stock does not vest until four years after the grant date. This has resulted in each of the named executive officers having a significant and meaningful ownership interest in our company.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, their supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes bonuses and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Stecko was entitled to a lump-sum supplemental pension benefit under a separate letter of agreement dated May 19, 1999 between PCA and Mr. Stecko, negotiated in connection with our separation from our former parent company. The plan benefit was calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where “years of service” equals years of service worked with PCA since April 12, 1999 plus five years and where “annual salary + bonus” equals the average of the highest three years of annual base salary and annual bonus paid within the last five years of service, with the highest annual base salary and highest annual bonus determined independently of one another. This agreement was terminated in 2009, the benefits were paid out and the plan was replaced by a deferred compensation benefit described below.

As permitted under Section 409A of the Internal Revenue Code, the committee authorized Mr. Stecko to receive a lump sum distribution of the amounts payable under his supplemental pension plan on March 15, 2009, while continuing to serve as our chairman and chief executive officer. Mr. Stecko received a distribution of $9,421,678 on that date and no longer accrues any benefits under the above-described plan. The plan was replaced by a deferred compensation benefit of $17,000 per month ($204,000 annually), which the committee determined to be an appropriate benefit level.

Defined Contribution Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in ten different investment funds, including the PCA Common Stock Fund. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in the PCA Common Stock Fund. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year. For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their annual cash incentive award.

Under the terms of the deferred compensation plan, the value of incentive award payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include an annual lump sum cash perquisite allowance for all named executive officers plus payment of certain club membership dues, and legal, tax and financial planning assistance for certain named executive officers. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Due to economic conditions, the amount of the lump sum payment was reduced by 15% for 2009.

Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	vested stock options remain exercisable for up to 90 days after the date of termination;

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan from our former parent company’s plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Post-Retirement Arrangement with Mr. Sweeney

Effective September 15, 2009, in connection with Mr. Sweeney’s retirement, Mr. Sweeney and PCA entered into a two-year agreement, under which he provides post-retirement advisory services to PCA. Mr. Sweeney receives compensation of $30,000 per month, and all of his unvested equity awards, consisting of 109,580 shares of restricted stock and 4,000 unvested stock options, vested on January 2, 2010. Mr. Sweeney also agreed to non-competition and confidentiality arrangements. The restricted stock vesting was consistent with PCA’s prior actions generally for employees of retirement age. Mr. Sweeney was also awarded a full year’s incentive compensation award for 2009, based on his retirement date late in the year and his contribution to the ongoing success of our corrugated products business and outperformance of competitors. The committee approved the agreement and believed that the compensation was fair in light of Mr. Sweeney’s continuing services, especially in the areas of business and customer development, and other obligations under the agreement.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors.

Tax Implications

The committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. Consideration of this provision was a primary factor in the committee’s decision to recommend the approval by stockholders of the PCA Performance Incentive Plan under Item No. 3 of this proxy statement. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, reflects superior performance or otherwise achieves our compensation objectives.

Trading in Our Stock

We have a policy, which prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock. All transactions in PCA common stock by our directors and executive officers must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Samuel M. Mencoff, Chair
Roger B. Porter
James D. Woodrum

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

						Change in
						Pension
						Value &
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Paul T. Stecko	2009	922,946	1,123,750	—	1,707,000	2,258,427 (7)	306,280	6,318,403
Chairman and Chief	2008	896,064	1,319,136	—	1,760,000	1,364,542	169,769	5,509,511
Executive Officer	2007	869,964	903,700	117,600	2,110,000	971,384	167,107	5,139,755
Richard B. West	2009	404,011	527,000	—	420,000	157,170	50,659	1,558,840
Senior Vice President and	2008	392,244	615,597	—	430,000	161,139	55,779	1,654,759
Chief Financial Officer	2007	375,804	426,030	51,450	505,000	122,735	55,999	1,537,018
William J. Sweeney	2009	355,394	601,400	—	450,000	142,559 (7)	172,954	1,722,307
Executive Vice President —	2008	501,732	703,539	—	460,000	222,797 (7)	78,524	1,966,592
Corrugated Products (Retired)(6)	2007	479,616	490,580	58,800	535,000	194,349 (7)	77,931	1,836,276
Mark W. Kowlzan	2009	409,301	527,000	—	775,000	134,901	51,140	1,897,342
Senior Vice President —	2008	397,380	615,597	—	440,000	137,295	56,465	1,646,737
Containerboard	2007	378,300	438,940	53,900	515,000	102,992	53,807	1,542,939
Thomas A. Hassfurther	2009	384,163	638,000	—	370,000	171,470	70,410	1,634,043
Executive Vice President —	2008	338,592	505,669	—	300,000	171,958	86,801	1,403,020
Corrugated Products(8)	2007	323,724	387,300	49,000	340,000 (9)	135,531	60,617	1,296,172
Thomas W.H. Walton	2009	250,559	316,375	—	185,000	66,214	43,021	861,169
Senior Vice President — Sales and Marketing, Corrugated Products (10)

(1)	The dollar amounts shown for stock awards reflect the grant date fair value of the award. The fair values of each grant are determined using the closing market price of our common stock on the dates of the grants. The closing market prices as shown on the NYSE on the date of grant were as follows:

PCA Common Stock
Date of Grant	Closing Price

June 20, 2007	$25.82
July 2, 2008	21.14
June 29, 2009	15.50
September 30, 2009	20.40

(2)	The dollar amounts shown for option awards reflect the grant date fair value of the award, which is determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of each option grant as of the date of grant. The assumptions used to determine the fair value of each grant included in the table are based on the following: an exercise price equal to the NYSE closing market price of our common stock on the date of grant; estimated dividend yield; expected common stock volatilities; risk-free interest rates; and expected lives for each grant. The assumptions used in calculating the fair value and the resulting fair values of the options (in each case, awarded on June 20, 2007) are as follows: PCA Common Stock Closing Price: $25.82; Estimated Dividend Yield: 3.80%; Stock Volatility: 22.75%; Risk Free Interest Rate: 4.96%; Expected Life: 5.33 years; and Option Fair Value: $4.90.

(3)	Incentive awards for 2009 to the named executive officers averaged 120% of the target awards under our Executive Incentive Compensation Plan. The 2009 target award and the actual awards are summarized in the following table:

	Target	Actual	Target vs
	Award	Award	Actual Percent

Paul T. Stecko	$950,000	$1,207,000	127%
Richard B. West	370,000	420,000	113%
William J. Sweeney	400,000	450,000	113%
Mark W. Kowlzan	370,000	425,000	115%
Thomas A. Hassfurther	305,000	370,000	121%
Thomas W.H. Walton	145,000	185,000	128%
Total	$2,540,000	$3,057,000	120%

In addition, Mr. Stecko received a special award of $500,000 and Mr. Kowlzan received a special award of $350,000. For further information regarding these awards, please see “Compensation Discussion and Analysis — Executive Incentive Compensation Plan.”

Mr. Hassfurther and Mr. Walton were promoted into their current positions effective September 15, 2009. The target award and actual award for each of them is prorated based upon length of time during the year in their position. See Notes (8) and (9) below.

(4)	2009 amounts include the following for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlan, Mr. Hassfurther and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $40,410, $44,356, $52,182, $37,633, $45,538 and $41,015 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $2,215,707, $112,814, $77,277, $97,268, $125,932 and $25,199 respectively.

2008 amounts include the following for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $42,219, $39,602, $39,675, $33,675, and $39,094, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,322,323, $121,537, $170,022, $103,620, and $132,864, respectively.

2007 amounts include the following for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $36,295, $29,546, $33,687, $24,726, and $28,831, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $935,089, $93,189, $147,562, $78,266, and $106,700, respectively.

Please see note (7) for information regarding in-service distributions to Mr. Stecko and Mr. Sweeney.

(5)	“All Other Compensation” is broken down as follows:

				Company
				Contribution	Supplemental
			Company	to Non-	Taxable			Legal,
		Cash	Contributions	Qualified	Compensation			Tax &		Post
		Perquisite	to 401(k)	Deferred	for Company		Club	Financial	Tax	Retirement
	Year	Allowance	Plan	Comp. Plan	Matching	Gifts	Memberships	Planning	Gross-Up	Advisory Fees

Paul T. Stecko	2009	$59,500	$14,464	$153,000	$32,132	$1,162	$350	$25,151	$20,521	—
	2008	70,000	13,387	—	33,209	530	300	29,349	22,994	—
	2007	70,000	13,355	—	31,883	816	300	29,046	21,707	—
Richard B. West	2009	29,750	14,334	—	6,063	100	350	—	62	—
	2008	35,000	13,389	—	7,009	50	300	—	31	—
	2007	35,000	13,414	—	6,128	816	300	—	341	—
William J. Sweeney	2009	29,750	14,339	—	5,229	—	10,520	—	8,116	$105,000
	2008	35,000	13,390	—	12,701	50	10,710	—	6,673	—
	2007	35,000	13,325	—	11,614	100	9,670	375	7,847	—
Mark W. Kowlzan	2009	29,750	14,377	—	6,171	100	700	—	42	—
	2008	35,000	13,420	—	7,244	50	730	—	21	—
	2007	35,000	13,389	—	4,676	100	600	—	42	—

				Company
				Contribution	Supplemental
			Company	to Non-	Taxable			Legal,
		Cash	Contributions	Qualified	Compensation			Tax &		Post
		Perquisite	to 401(k)	Deferred	for Company		Club	Financial	Tax	Retirement
	Year	Allowance	Plan	Comp. Plan	Matching	Gifts	Memberships	Planning	Gross-Up	Advisory Fees

Thomas A. Hassfurther	2009	25,500	14,337	—	5,110	100	25,321	—	42	—
	2008	30,000	13,353	—	4,254	50	39,123	—	21	—
	2007	30,000	13,337	—	3,497	275	12,557	600	351	—
Thomas W.H. Walton	2009	17,000	13,029	—	—	100	12,850	—	42	—

The methodology for calculating the aggregate incremental cost for cash perquisite allowances and payments for club membership dues for Mr. West, Mr. Kowlzan, and Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts, club membership payments for Mr. Stecko and Mr. Sweeney, and Mr. Stecko’s legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment.

(6)	Mr. Sweeney retitred from his position on September 15, 2009. After his retirement, Mr. Sweeney continues to provide advisory services to PCA under an arrangement described in “Compensation Discussion and Analysis — Potential Payments upon Termination or Change in Control — Arrangement with Mr. Sweeney.” Compensation earned by Mr. Sweeney under that arrangement is reported under “All Other Compensation.”

(7)	We describe more fully our defined benefit pension plans below under “Pension Benefits as of December 31, 2009.” Of these amounts, $2,310 represent in-service distributions to Mr. Stecko in 2009 and $13,100, $13,100 and $13,100 represent in-service distributions to Mr. Sweeney in 2009, 2008 and 2007, respectively, with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Stecko from the Pactiv pension plan were $4,305 in 2009, which represents benefits earned between January 1, 1995 and April 30, 2004. Total in-service distributions received by Mr. Sweeney from the Pactiv pension plan were $33,841, $33,841 and $33,841 for 2009, 2008 and 2007, respectively, which represents benefits earned between June 1, 1991 and April 30, 2004.

The change in the value of Mr. Stecko’s SERP was determined by taking the total value of his final lump sum settlement distribution of $9,421,678 paid on March 15, 2009, and subtracting $7,205,972 which was the present value of his SERP as of December 31, 2008. Mr. Sweeney retired from PCA on September 15, 2009. The change in value of Mr. Sweeney’s PCA Pension Plan includes payments made from the Plan in 2009 totaling $5,109 after his retirement relating to services provided after April 30, 2004. Due to payment restrictions under Section 409A of the IRC, Mr. Sweeney’s monthly SERP payment cannot commence until six months from his retirement date. The change in the value of Mr. Sweeney’s SERP includes the present value of six months of retroactive payments which are due to be paid as of April 1, 2010.

(8)	Mr. Hassfurther was promoted from Senior Vice President — Sales and Marketing, Corrugated Products to Executive Vice President — Corrugated Products on September 15, 2009. In connection with the promotion, Mr. Hassfurther’s base salary was increased from approximately $340,000 to $460,000 per year and his 2009 target incentive award was increased from $266,000 to $400,000. In connection with the promotion, Mr. Hassfurther was awarded 10,000 shares of restricted stock on September 30, 2009.

(9)	Mr. Hassfurther elected to defer $200,000 of his 2007 incentive award into the deferred compensation plan. This amount is part of the total amount reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for 2007.

(10)	Mr. Walton was promoted from the non-executive position of Vice President and Area General Manager to Senior Vice President — Sales and Marketing, Corrugated Products on September 15, 2009. In his new position, Mr. Walton’s 2009 base salary was $300,000 and his 2009 target incentive award was $266,000. In connection with the promotion, Mr. Walton was awarded 10,000 shares of restricted stock on September 30, 2009.

Grants of Plan Based Awards for 2009

						All Other
						Stock
			Estimated Possible Payouts			Awards:
			Under Non-Equity Incentive			Number of	Grant Date
			Plan Awards(1)			Shares	Fair Value
	Grant	Action	Threshold	Target	Maximum	of Stock	of Stock
Name	Date	Date	($)	($)	($)	or Units (#)(2)	Awards(3)

Paul T. Stecko	6/29/2009	6/26/2009				72,500	$1,123,750
			$0	$950,000	$1,900,000
Richard B. West	6/29/2009	6/26/2009				34,000	527,000
			0	370,000	740,000
William J. Sweeney	6/29/2009	6/26/2009				38,800	601,400
			0	400,000	800,000
Mark W. Kowlzan	6/29/2009	6/26/2009				34,000	527,000
			0	370,000	740,000
Thomas A. Hassfurther	6/29/2009	6/26/2009				28,000	434,000
	9/30/2009	9/2/2009				10,000	204,000
			0	305,000	610,000
Thomas W.H. Walton	6/29/2009	6/26/2009				7,250	112,375
	9/30/2009	9/2/2009				10,000	204,000
			0	145,000	290,000

(1)	The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2009 target and maximum awards for each named executive officer under our annual cash executive incentive compensation plan, described in “Compensation Discussion and Analysis-Executive Incentive Compensation Plan.” The 2009 awards have been paid to the named executive officers and are reported as non-equity incentive compensation in the Summary Compensation Table. Mr. Hassfurther’s and Mr. Walton’s target and maximum awards have been prorated based on time of service in their positions during the year.

(2)	Restricted stock may be voted by the holder and holders receive dividends on the same basis as holders of outstanding common stock. These shares may not be sold or transferred until four years after the date of the award as long as the holder remains employed by us.

(3)	The grant date fair value of restricted stock is determined based on the closing price of our common stock on the grant date. On June 29, 2009, the grant date for the annual award, the closing price of PCA common stock on the New York Stock Exchange was $15.50. On September 30, 2009, the grant date for the awards to Mr. Hassfurther and Mr. Walton in connection with their promotions, the closing price of PCA common stock on the New York Stock Exchange was $20.40.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2009

	Option Awards(1)				Stock Awards(2)
	Number of	Number of			Number	Value of
	Securities	Securities			of Shares,	Shares or
	Underlying	Underlying	Option		or Units	Units of
	Unexercised	Unexercised	Exercise	Option	of Stock	Stock That
	Options (#)	Options (#)	Price	Expiration	That Have	Have Not
Name	Exercisable	Unexercisable	($)	Date	Not Vested	Vested(3)

Paul T. Stecko	100,000	—	$19.55	6/12/2012	207,400	$4,772,274
	66,500	—	$18.36	6/20/2013
	50,000	—	$23.90	6/30/2014
	37,000	—	$21.27	6/29/2012
	37,500	—	$20.96	6/20/2013
	16,000	8,000	$25.82	6/20/2014
Richard B. West	24,000	—	$15.50	6/18/2011	97,120	2,234,731
	21,000	—	$19.55	6/12/2012
	16,800	—	$18.36	6/20/2013
	13,000	—	$23.90	6/30/2014
	15,500	—	$21.27	6/29/2012
	17,500	—	$20.96	6/20/2013
	7,000	3,500	$25.82	6/20/2014
William J. Sweeney	23,000	—	$23.90	6/30/2014	109,580	2,521,436 (4)
	17,500	—	$21.27	6/29/2012
	18,500	—	$20.96	6/20/2013
	8,000	4,000	$25.82	6/20/2014
Mark W. Kowlzan	7,000	—	$15.50	6/18/2011	97,620	2,246,236
	25,000	—	$19.55	6/12/2012
	16,800	—	$18.36	6/20/2013
	13,000	—	$23.90	6/30/2014
	15,500	—	$21.27	6/29/2012
	17,500	—	$20.96	6/20/2013
	7,334	3,666	$25.82	6/20/2014
Thomas A. Hassfurther	20,000	—	$12.00	5/12/2010	91,920	2,115,079
	19,000	—	$15.50	6/18/2011
	18,000	—	$19.55	6/12/2012
	12,600	—	$18.36	6/20/2013
	10,500	—	$23.90	6/30/2014
	13,000	—	$21.27	6/29/2012
	15,000		$20.96	6/20/2013
	6,667	3,333	$25.82	6/20/2014
Thomas W.H. Walton	16,000	—	$18.36	6/20/2013	33,175	763,357
	16,000	—	$23.90	6/30/2014
	7,000	—	$21.27	6/29/2012
	5,500	—	$20.96	6/20/2013
	2,817	1,408	$25.82	6/20/2014

(1)	Options granted prior to 2005 vest in four equal annual installments and expire on the tenth anniversary of the date of grant. Options granted in 2005 and after vest in three equal annual installments and expire on the seventh anniversary of the date of grant. All options granted prior to 2007 are fully vested, and one-third of the number of options granted in 2007 will vest during 2010.

(2)	The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2010	2011	2012	2013

Paul T. Stecko	37,500	35,000	62,400	72,500
Richard B. West	17,500	16,500	29,120	34,000
Mark W. Kowlzan	17,500	17,000	29,120	34,000
Thomas A. Hassfurther	15,000	15,000	23,920	38,000
Thomas W.H. Walton	5,500	4,225	6,200	17,250

(3)	The closing market price of our common stock on December 31, 2009 was $23.01 per share.

(4)	Pursuant to an agreement entered into with Mr. Sweeney in connection with his retirement, all unvested restricted shares held by Mr. Sweeney at the time of his retirement vested on January 2, 2010. See “Compensation Discussion and Analysis — Potential Payments upon Termination or Change in Control — Arrangement with Mr. Sweeney.”

2009 Option Exercises and Stock Vested Table

None of the named executive officers exercised any stock options during the year. All restricted stock shown below vested on June 29, 2009, on which date the closing market price of PCA common stock was $15.50.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)

Paul T. Stecko	37,000	$573,500
Richard B. West	15,500	240,250
William J. Sweeney	17,500	271,250
Mark W. Kowlzan	15,500	240,250
Thomas A. Hassfurther	14,000	217,000
Thomas W.H. Walton	4,200	65,100

Pension Benefits Table as of December 31, 2009(1)

		Number of Years	Present Value	Payments During
		Credited Service	of Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)(2)	Year ($)

Paul T. Stecko	Plan 1(3)	10.71	$394,839	$2,310	(4)
	Plan 2 — Appendix A(5)	N/A	—	9,421,678	(5)
Richard B. West	Plan 1(3)	10.71	331,910	—
	Plan 2(3)	10.71	721,406	—
William J. Sweeney	Plan 1(3)	10.46	371,034	$13,100	(4)
	Plan 2(3)	10.46	1,180,387	—
Mark W. Kowlzan	Plan 1(3)	10.71	284,301	—
	Plan 2(3)	10.71	574,946	—
Thomas A. Hassfurther	Plan 1(3)	10.71	410,466	—
	Plan 2(3)	10.71	663,060	—
Thomas W.H. Walton	Plan 1(3)	10.71	297,456	—
	Plan 2(3)	10.71	133,525	—

(1)	Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2009). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2009. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2009.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2009). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2009. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2009.

Plan 2 — Appendix A reflects the supplemental retirement benefits determined in accordance with Appendix A of the PCA Supplemental Executive Retirement Plan for Paul Stecko. Number of Years of Credited Service is the years of service from April 12, 1999 through December 31, 2009, plus five years of additional service provided under Appendix A. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned from April 12, 1999 — December 31, 2009.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Stecko and Mr. Sweeney elected to begin receiving in-service distributions from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned from April 12, 1999 through December 31, 2009. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 10.71 years. Mr. Sweeney had 10.46 years of service through his retirement date.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2009 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 6.00% discount rate, the same discount rate we use for FAS 87 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (the 2010 Static Mortality Table for Annuitants and Non-Annuitants Per Section 1.430(h)(3)-1(e)) but do not include a factor for preretirement termination, mortality, or disability.

(3)	Our Pension Plan for Eligible Grandfathered Employees (the “PCA Pension Plan”) provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)

62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA Supplemental Executive Retirement Plan (the “SERP”) provides additional pension benefits to our eligible executive officers, including the named executive officers except for Mr. Stecko. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP.

(4)	This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Stecko and Mr. Sweeney from the Pactiv pension plan in 2009 were $4,305 and $33,841, respectively, which represents benefits earned before April 30, 2004.

(5)	Appendix A of the SERP provides for the benefit formula for Mr. Stecko under the terms of a letter agreement dated May 19, 1999. Mr. Stecko’s supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where “years of service” equals years of service worked with us since April 12, 1999 plus five years and where “annual salary + bonus” equals the average of the highest three years of annual base pay and annual bonus paid within the last five years of service, with the highest annual base pay and highest annual bonus determined independently of one another. The supplemental pension benefit is payable in a lump sum, using the following factors: the interest rate used will be the annual rate of interest of 30-year Treasury Securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs, and the applicable mortality table described in Revenue Ruling 95-6, 1995-1 CB 80, or in such other formal guidance as may be issued from time to time by the Internal Revenue Service.

On March 15, 2009, as described in “Compensation Discussion and Analysis — Defined Benefit Retirement Plans,” Mr. Stecko received a distribution of $9,421,678 under the plan in connection with the termination of the plan.

2009 Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate Balance
	in Last	in Last	in Last	Withdrawals/	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)(1)	($)	($)

Paul T. Stecko	—	$153,000	$8,742	—	$367,502
Richard B. West	—	—	6,500	—	206,502
William J. Sweeney	—	—	4,019	170,024	—
Mark W. Kowlzan	—	—	—	—	—
Thomas A. Hassfurther	—	—	18,406	—	584,734
Thomas W.H.Walton	—	—	—	—	—

(1)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under the executive incentive compensation plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Barclays Equity Index (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Barclays Equity Index are based on daily net asset value information provided directly from Barclays.

The rates of return for the deferred compensation investment options were as follows for 2009:

Fund Name	Annual Return%

Barclays Equity Index	26.85
The Fidelity Growth Company	41.15
PIMCO Total Return	13.55
The JPMorgan Chase Prime Rate	3.25

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

No named executive officer held any unvested options that had in-the-money value as of December 31, 2009. The value of unvested restricted stock held by each named executive officer on December 31, 2009 was: Mr. Stecko, $4,772,274; Mr. West, $2,234,731; Mr. Sweeney, $2,521,436; Mr. Kowlzan, $2,246,936; Mr. Hassfurther, $2,115,079; and Mr. Walton, $763,357. The closing market price of our common stock on the New York Stock Exchange on that date was $23.01. Mr. Sweeney’s unvested restricted stock was subsequently vested on January 2, 2010 as described in “Compensation Discussion and Analysis — Postretirement Arrangement with Mr. Sweeney.”

2009 Director Compensation Table(1)

	Fees Earned
	or Paid
	in Cash	Total
Name	($)	($)

Cheryl K. Beebe	$112,000	$112,000
Henry F. Frigon	108,500	108,500
Hasan Jameel	108,500	108,500
Roger B. Porter	138,500	138,500
Rayford K. Williamson(2)	17,000	17,000
James D. Woodrum(3)	91,500	91,500

(1)	For service on the board, we do not compensate management nor do we compensate Mr. Mencoff, who declined to accept board compensation. Effective February 25, 2009, the directors shown received an annual cash retainer of $50,000, $8,000 in cash per board meeting attended and $3,500 in cash per committee meeting attended.

(2)	Mr. Williamson retired from the board on May 27, 2009.

(3)	Mr. Woodrum joined the board upon his election on May 27, 2009.

The following table sets forth the aggregate number of options awards outstanding for each of the non-management directors at fiscal year end:

Name	Option Awards

Cheryl K. Beebe	—
Henry F. Frigon	28,000
Hasan Jameel	—
Samuel M. Mencoff	—
Roger B. Porter	3,500
James D. Woodrum	—

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2010:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 103,067,636 shares outstanding on March 15, 2010.

	Number of	Percent of
Name of Beneficial Owner	Shares Held	Class

BlackRock, Inc.	7,915,388	7.7%
40 East 52nd Street
New York, NY 10022(1)
Neuberger Berman Group LLC	7,091,158	6.9%
605 Third Avenue
New York, NY 10158(2)
Bank of America Corporation	7,061,089	6.9%
100 North Tryon Street
Charlotte NC, 28255(3)
Paul T. Stecko(4)	635,468	*
Mark W. Kowlzan(5)	282,037	*
Richard B. West(6)	248,706	*
Thomas A. Hassfurther(7)	209,533	*
Thomas W.H. Walton(8)	89,004	*
Samuel M. Mencoff(9)	294,593	*
Cheryl K. Beebe	4,500	*
Henry F. Frigon(10)	28,000	*
Hasan Jameel	2,000	*
Roger B. Porter(11)	11,000	*
James D. Woodrum	2,000	*
All directors and executive officers as a group (12) (12 persons)	1,914,289	1.8%

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by Blackrock, Inc., reporting sole voting power and sole dispositive power over 7,915,388 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2010 by Neuberger Berman LLC and Neuberger Berman Group LLC. Each reported shared voting power over 3,997,690 shares and shared dispositive power over 7,091,158 shares.

(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by Bank of America Corporation, Bank of America, NA, Columbia Management

Advisors, LLC, Banc of America Investment Advisors, Inc., U.S. Trust Company of Delaware and Merrill Lynch, Pierce, Fenner & Smith, Inc. Bank of America Corporation reported shared voting power over 6,996,657 shares and shared dispositive power over 7,061,089 shares. Bank of America, NA reported sole voting power over 1,519,139 shares, shared voting power over 5,264,469 shares, sole dispositive power over 1,427,108 shares and shared dispositive power over 5,420,932 shares. Columbia Management Advisors, LLC reported sole voting power over 5,029,402 shares, shared voting power over 17,800 shares, sole dispositive power over 4,549,117 shares and shared dispositive power over 552,568 shares. Banc of America Investment Advisors, Inc. reported shared voting power over 32,782 shares. U.S. Trust Company of Delaware reported sole voting power over 1,165 shares, shared voting power over 400 shares, sole dispositive power over 1,365 shares and shared dispositive power over 200 shares. Merrill Lynch, Pierce, Fenner & Smith, Inc. reported sole voting power and sole dispositive power over 213,049 shares.

(4)	Includes 328,468 shares and 307,000 exercisable stock options. Included in the number of shares are 114,780 shares not subject to vesting conditions, 207,400 shares of restricted stock subject to forfeiture under certain conditions and 6,288 shares held in the 401(k) plan.

(5)	Includes 179,903 shares and 102,134 exercisable stock options. Included in the number of shares are 77,093 shares not subject to vesting conditions, 97,620 shares of restricted stock subject to forfeiture under certain conditions and 5,190 shares held in the 401(k) plan. The number of shares includes 67,000 shares pledged as collateral.

(6)	Includes 133,906 shares and 114,800 exercisable stock options. Included in the number of shares are 30,520 shares not subject to vesting conditions, 97,120 shares of restricted stock subject to forfeiture under certain conditions and 6,266 shares held in the 401(k) plan.

(7)	Includes 114,766 shares and 94,767 exercisable stock options. Included in the number of shares are 16,800 shares not subject to vesting conditions, 91,920 shares of restricted stock subject to forfeiture under certain conditions and 6,046 shares held in the 401(k) plan.

(8)	Includes 41,687 shares and 47,317 exercisable stock options. Included in the number of shares are 5,902 shares not subject to vesting conditions, 32,175 shares of restricted stock subject to forfeiture under certain conditions and 3,610 shares held in the 401(k) plan.

(9)	Includes 226,006 shares owned by Mr. Mencoff, 61,338 held through Temple Hall Partners, LP, a family owned limited partnership, and 7,249 shared held by Madison Dearborn Partners, LLC. Mr. Mencoff is co-Chief Executive Officer of Madison Dearborn Partners, LLC and may be deemed to have a pecuniary interest in its shares. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP and Madison Dearborn Partners, LLC except to the extent of his pecuniary interest therein.

(10)	Consists of 28,000 exercisable stock options.

(11)	Includes 7,500 shares and 3,500 exercisable stock options.

(12)	Includes 742,585 exercisable stock options, 556,235 shares of restricted stock subject to forfeiture under certain conditions and 32,310 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions.

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Employment of Related Persons

We employ the son of William J. Sweeney, a named executive officer who retired during 2009 (our former Executive Vice President of Corrugated Products). W. Brett Sweeney, his son, was hired in March 1994, and has served as a plant general manager since December 1994 and an area general manager since October 2009. W. Brett Sweeney was paid compensation equal to approximately $206,000 in 2009 consisting of a base salary and bonus, along with other employment benefits that are standard for employees at that management level.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2009.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2011 Annual Meeting of Stockholders must be received at our principal executive offices by November 30, 2010, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2011 Annual Meeting”). To be nominated by the board for election, the nominee must meet the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2011 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the shareholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•	such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 14, 2011 and no later than March 12, 2011. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2010 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer
Vice President, General Counsel and Corporate Secretary

March 30, 2010

APPENDIX A

PCA PERFORMANCE INCENTIVE PLAN

Section 1 — Establishment and Purpose.

Packaging Corporation of America hereby establishes the “PCA PERFORMANCE INCENTIVE PLAN” (the “Plan”), set forth herein on the date first above written. The purpose of this Plan is to create value for the stockholders of Packaging Corporation of America by reinforcing a results-oriented management culture by providing cash incentive opportunities focused on the Company’s performance and financial and operating success.

Section 2 — Plan Definitions

(a) Base Incentive Award Pool means, with respect to each Performance Period, the amount of dollars as determined by the Compensation Committee pursuant to Section 4.1, that may be payable under this Plan for all Participants for such Performance Period.

(b) Board means the Board of Directors of PCA.

(c) Code means the Internal Revenue Code of 1986, as amended.

(d) Company means Packaging Corporation of America and any successor employer, which adopts or assumes this Plan (collectively, “PCA”), and any subsidiary corporation designated by the Board as eligible to participate in this Plan; except that when used with reference to authority under this Plan, Company shall mean PCA exclusively.

(e) Compensation Committee means those members of the Compensation Committee of the Board.

(f) Effective Date means May 11, 2010, or such later date as this Plan shall be approved by the stockholders of PCA.

(g) Individual Actual Incentive Award means the actual incentive award to be paid to each Participant as determined by the Compensation Committee pursuant to Section 4.2.

(h) Individual Base Incentive Award is defined in Section 4.1.

(i) Maximum Base Incentive Award Pool for any Performance Period means $10,000,000.

(j) Maximum Individual Base Incentive Award for any Performance Period means $3,500,000.

(k) Participants for any Performance Period mean the group of all persons who have been approved for participation in this Plan for that Performance Period pursuant to Section 3.1.

(l) Performance Measures for purposes of the Plan means earnings per share; total shareholder return; cash flow; operating income; sales growth; common stock price; return on equity; return on assets; return on investment; net income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization and/or margins (expressed as net income or one or more of the foregoing earnings measures expressed as a percentage of sales). Where applicable, Performance Measures may be expressed in terms of attaining a specified level of the particular measure or the attainment of a percentage increase or decrease in the particular measure, and may be applied to one or more of PCA and/or any of its affiliates or a department, division or strategic business unit of any of the foregoing, or may be applied to the performance of PCA and/or one or more of its affiliates relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The Performance Measures may be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Each of the Performance Measures shall be determined, where applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Compensation Committee; provided that the Compensation Committee shall have the authority to make equitable adjustments to the foregoing business criteria applicable to any Performance Period in recognition of the following factors:

(i) unusual or non-recurring events affecting PCA and/or any of its affiliates or the financial statements of PCA and/or any of its affiliates, (ii) in response to changes in applicable laws or regulations (including tax laws, accounting principles or other laws or provisions affecting reported results), (iii) to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) accruals for reorganization and restructuring programs, and (vii) acquisitions or divestitures. To the extent that such inclusions or exclusions affect payments to covered employees (within the meaning of Section 162(m) of the Code which are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, such adjustments shall be prescribed in a form that meets the requirements of Section 162(m) of the Code.

(m) Performance Period means each consecutive twelve-month period commencing January 1 of each calendar year.

Section 3 — Eligibility and Participation

3.1 Participation.  The Compensation Committee will determine the Participants in this Plan for each Performance Period within 90 days after the commencement of the applicable Performance Period.

3.2 Cessation of Participation.  The Compensation Committee may withdraw its approval of an existing position at any time during the Performance Period. A Participant whose employment is terminated during the Performance Period for reasons other than disability, death, or retirement under a Company retirement plan shall forfeit participation in this Plan and shall not be entitled to any payments hereunder for the Performance Period in which his termination occurs. At the sole discretion of the Compensation Committee, participation may be prorated for Participants who become disabled, die, retire or are assigned to a non-eligible position during the Performance Period; provided, that in the case of a retirement or assignment to non-eligible position, the award for the applicable Performance Period shall be the prorated portion of the Individual Base Incentive Award for that Performance Period as determined on the basis of achievement of the performance goals determined by the Compensation Committee as provided in Section 4.1(b).

Section 4 — Awards

4.1 Incentive Base Award Pool and Individual Incentive Base Awards.

(a) Within 90 days after the commencement of each Performance Period (and before more than 25% of the Performance Period has expired), the Compensation Committee shall establish for such Performance Period: (i) performance goals for purposes of determining the Base Incentive Award Pool; and (ii) the portion of the Base Incentive Award Pool for each Participant (the “Individual Base Incentive Award”). The performance goals established for any Performance Period shall be based on one or more of the Performance Measures, shall be objective (as that term is described in regulations under Section 162(m) of the Code) and shall be established in writing by the Compensation Committee while the outcome of the performance goals is substantially uncertain. The performance goals established by the Compensation Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance.

(b) The Compensation Committee shall, promptly after the date on which all necessary financial and other information becomes available for each Performance Period, certify the degree to which performance was achieved based upon actual performance against the performance goals established pursuant to Section 4.1(a) and, based on such level of achievement, establish the Base Incentive Award Pool and the Individual Base Incentive Awards for such Performance Period. Notwithstanding anything to the contrary herein contained, for any Performance Period, in no event shall (i) the Incentive Base Award Pool exceed the Maximum Base Incentive Award Pool or (ii) any Individual Base Incentive Award exceed the Maximum Individual Base Incentive Award.

4.2 Determination of Individual Actual Incentive Awards.  At or around the time of the certifications described in Section 4.1(b), subject to the next sentence, the Compensation Committee shall approve the

Individual Actual Incentive Awards for the Participants. In its sole discretion, the Compensation Committee shall have the right to reduce, but not increase, each Participant’s Individual Actual Incentive Award as compared to such Participant’s Individual Base Incentive Award. In exercising such discretion, the Compensation Committee shall take into account such factors as it deems relevant, which may include individual performance criteria and goals and/or corporate, subsidiary, division or group performance criteria and goals.

Section 5 — Compensation Committee Authority.  The Compensation Committee shall have the right at any time in its sole discretion to modify (but not increase), eliminate or withdraw for such Performance Period or any other periods as it may determine, any payments under Section 4 hereof, in part or in whole.

Section 6 — Payment of Individual Awards.  Subject to any Participant’s right to defer awards under other Company plans, Individual Actual Incentive Awards will be paid to Participants in cash as soon as practical following the determination thereof, and shall be made no later than the 15th day of the third month following the Performance Period for which the awards relate. The Company shall have the right to deduct from all payments made under this Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state, foreign, city or local taxes required by law to be withheld with respect to such payments.

Section 7 — Administration.  This Plan shall be administered by the Compensation Committee. If the Compensation Committee is not comprised of “outside directors” as defined in Section 162(m) of the Code, then by a subset of the Compensation Committee comprised of at least two “outside directors”. Any interpretation of this Plan and any decision on any matter pertaining to this Plan made by the Compensation Committee in its discretion shall be final, binding, and conclusive upon all persons.

Section 8 — Employment Rights and Other Benefit Programs.  This Plan does not constitute a contract of employment, and participation in this Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time, or any other basis. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company to terminate, with or without cause, any Participant’s employment at any time. Participation in this Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically been granted by the Compensation Committee in writing under the terms of this Plan.

Section 9 — Amendment and Termination.  The Compensation Committee, in its absolute discretion and without notice, may at any time and from time to time modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate this Plan entirely; provided that the Compensation Committee may not terminate the obligation of the Company to pay an Individual Actual Incentive Award to a Participant after approval thereof, without the consent of such Participant.

Section 10 — Applicable Laws.  This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Illinois, without regard to its conflict of laws principles.

Section 11 — Interests Not Transferable.  Any interests of Participants under this Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

Section 12 — Severability.  In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in this Plan.

Section 13 — Effect on Other Plans or Agreements.  Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Cheryl K. Beebe	☐	☐	02 - Henry F. Frigon	☐	☐	03 - Hasan Jameel	☐	☐

	04 - Samuel M. Mencoff	☐	☐	05 - Roger B. Porter	☐	☐	06 - Paul T. Stecko	☐	☐

	07 - James D. Woodrum	☐	☐

		For	Against	Abstain

2.	Proposal to ratify appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as the company’s auditors.	☐	☐	☐

3.	Proposal to approve the PCA Performance Incentive Plan.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Packaging Corporation of America

1900 West Field Court
Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 15, 2010, at the annual meeting of stockholders to be held on May 11, 2010 and at any and all adjournments thereof.
Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138.
A vote “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2 and 3 is recommended by the Board of Directors.
If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder.
If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposals 2 and 3.